UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.

(Name of Registrant as Specified In Its Charter)

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March 19, 2015

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 on Tuesday, April 28, 2015 at 8:30 a.m. (Mountain Daylight Time).

All stockholders of record at the close of business on February 27, 2015 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the hotel for the annual meeting will be complimentary.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge President and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	April 28, 2015
Time:	8:30 a.m. (Mountain Daylight Time)
Place:	The Inverness Hotel and Conference Center
200 Inverness Drive West
Englewood, Colorado 80112

Matters to be voted on:

1.	The election of ten Class A directors, named in this proxy statement;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015; and

3.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

By order of the Board of Directors,

RICHARD R. DYKHOUSE Corporate Secretary

March 19, 2015

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 28, 2015. The 2015 notice and proxy statement and the 2014 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 19, 2015.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect ten Class A directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015; and

•	Proposal 3: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the ten Class A directors, nominated by our board of directors and named in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated ten directors for election, all of whom are currently serving on our board of directors. The ten directors who have been nominated by the board of directors and agreed to serve as directors are Messrs. Conn, Huseby, Jacobson, Maffei, Malone, Markley, Merritt, Nair, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on February 27, 2015 (the “Record Date”), a total of 112,095,031 shares of Class A common stock are entitled to be voted by holders of same at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares,” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by such broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees and “FOR” the proposals as described above.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but not on non-routine matters such as Proposal 1. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 2 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of the Class A common stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have the effect of a vote against the proposals. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. However, approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Stockholders.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of Class A shares cast is required for approval of Proposals 1 and 2. For purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted.

What are my choices in the proposals on the agenda?

On Proposal 1, you can vote your shares “FOR,” or you can withhold your vote for the Class A director nominees. On Proposal 2, you can (1) vote for a proposal, (2) vote against a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the Proposals as noted above.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 27, 2015. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker, or nominee.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting being held on March 17, 2015 and our 2015 annual meeting of stockholders at a total cost for both meetings of approximately $30,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A Directors

(Item 1 on Proxy Card)

The size of our board of directors is eleven and we currently have ten members standing as nominees for election. At this time, the board has determined not to fill the vacancy created in 2013 and proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to the Company’s Certificate of Incorporation and By-Laws, the vacancy may be filled at a later date by a majority vote of the directors. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the ten current directors are independent.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the Class A directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A DIRECTOR NOMINEES.

Information about the Class A Director Nominees

The following information concerns the ten individuals who have been nominated by the board of directors for election by the Class A stockholders. Each of the following individuals currently serves as a Class A director.

Directors	Position(s)
W. Lance Conn	Director
Michael P. Huseby	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John C. Malone	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Balan Nair	Director
Thomas M. Rutledge	Director, President and Chief Executive Officer
Eric L. Zinterhofer	Chairman of the Board of Directors

W. Lance Conn, 46, was elected to the board of directors of Charter on November 30, 2009. Prior to November 30, 2009, Mr. Conn served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. From 2008 to 2010, Mr. Conn served as a director of Plains All American Pipeline, L.P. and Plains G.P. Holdings, L.P. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Michael P. Huseby, 60, was appointed to the board of directors of Charter on May 1, 2013 in connection with the Stockholder’s Agreement (the “Stockholder’s Agreement”) dated March 19, 2013 between Charter and Liberty Media Corporation (“Liberty Media”), as amended by an Amendment to Stockholders’ Agreement dated as of September 29, 2014 between Charter, Liberty Media and Liberty Broadband Corporation (“Liberty Broadband”). Since January 8, 2014, Mr. Huseby has been serving as the Chief Executive Officer and a member of the Board of Directors of Barnes & Noble, Inc. (“B&N”). Mr. Huseby previously served as President of B&N and CEO of B&N’s NOOK Media subsidiary beginning in July 2013. From March 2012, when he first joined B&N, until July 2013, he served as Chief Financial Officer of B&N. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation. Mr. Huseby holds a degree in business administration from the University of Colorado at Boulder. We believe Mr. Huseby’s qualifications to sit on Charter’s Board include his extensive experience in the cable television industry and in financial and business matters.

Craig A. Jacobson, 62, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush and Kaller, L.L.P., where he has practiced entertainment law for the past 25 years. Mr. Jacobson has been a member of the Board of Directors of Expedia, Inc. since December 2007 and Tribune Media Company since December 31, 2012. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Gregory B. Maffei, 54, was appointed to the board of directors of Charter on May 1, 2013 in connection with the Stockholder’s Agreement. Mr. Maffei has served as the Chief Executive Officer, President and Director of Liberty Broadband, an affiliate and shareholder of Charter holding a 25.75% beneficial ownership interest, since its spin-off from Liberty Media in November 2014. He has also served as the President and Chief Executive Officer and a director of Liberty Media since August 2012. He served as the President and Chief Executive Officer of the company now known as Starz from May 2007 to January 2013, and as Chairman of the Board since January 2013 and a director since May 2007. He has served as the President and Chief Executive Officer of Liberty Interactive Corporation since February 2006 and a director since November 2005. Mr. Maffei has also served as: (i) a director of Liberty TripAdvisor Holdings, Inc. since August 2014, (ii) the Chairman of the Board and a director of TripAdvisor, Inc. since February 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) a director of Zillow, Inc. since May 2005, and (v) the Chairman of the Board and a director of Sirius XM Radio Inc. since March 2009. He previously served as a director of Barnes & Noble, Inc. from September 2011 to April 2014, a director of DIRECTV from November 2009 to June 2010 and as a director of its predecessor, DIRECTV Group, Inc., from February 2008 to November 2009. Mr. Maffei also served as a director of Electronic Arts, Inc. from June 2003 until July 2013. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College. We believe Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience.

John C. Malone, 74, was appointed to the board of directors of Charter on May 1, 2013 in connection with the Stockholder’s Agreement. Mr. Malone has served as the Chairman of the Board of Liberty Interactive Corporation (including its predecessors) since 1994, as Chairman of the Board of Liberty Media since August 2011 and as a director since December 2010, as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since August 2014 and as Chairman of the Board of Liberty Broadband, an affiliate and shareholder of Charter holding a 25.75% beneficial ownership interest, since its spin-off from Liberty Media in November 2014. He also served as Liberty Interactive Corporation’s Chief Executive Officer from August 2005 through February 2006. Mr. Malone has also served as the Chairman of the Board of Liberty Global, Plc. since June 2013, having previously served as Chairman of the Board of Liberty Global, Plc.’s predecessor, Liberty Global, Inc. from June 2005 to June 2013. Mr. Malone previously served as Chairman of the Board of Starz from August 2011 to January 2013, and served as a director from December 2010 to January 2013. Mr. Malone has also served as: (i) a director of Discovery Communications, Inc. since September 2008, and (ii) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012. He previously served as: (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009, (iv) a director of IAC/InterActiveCorp from May 2006 to June 2010, and (v) a director of SiriusXM Radio from April 2009 to May 2013. Mr. Malone was a Phi Beta Kappa and merit scholar at Yale University where he obtained a Bachelor of Science in Electrical Engineering and Economics in 1963. He also received a Master of Science in Industrial Management from Johns Hopkins in 1964 and a Doctor of Philosophy (Ph.D.) in Operations Research from Johns Hopkins in 1967. We believe Mr. Malone’s qualifications to sit on Charter’s board include his extensive experience in the media and telecommunications industry.

John D. Markley, Jr., 49, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley has served as Managing Director of Bear Creek Capital Management, an investment firm focused on public and private companies in the communications, media and technology industries, since 2009. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Mr. Markley currently serves as chairman of the board of BroadSoft, Inc. where he also serves on the audit and compensation committees. Mr. Markley previously served as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 60, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Prior to December 15, 2009, Mr. Merritt previously served on Charter’s board and Audit Committee since 2003. Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. Mr. Merritt is a director of Taylor Morrison Home Corporation and of Calpine Corporation and he serves as the Chairman of the Audit Committee of Calpine Corporation and a member of the Audit Committee of Taylor Morrison Home Corporation. He is also a director of Buffet Restaurants Holdings, Inc. Mr. Merritt also served as a director of Outdoor Holdings, Inc. until May 2013. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Balan Nair, 48, was appointed to the board of directors of Charter on May 1, 2013 in connection with the Stockholder’s Agreement. Mr. Nair has served as the Executive Vice President and Chief Technology Officer for Liberty Global, Plc. since 2012, having previously served as Senior Vice President and Chief Technology Officer since July 2007. Prior to joining Liberty Global, from December 2006 through June 2007, Mr. Nair served as the chief technology officer of AOL. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. He also sits on the board of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University. We believe Mr. Nair’s qualifications to sit on Charter’s board include his operational and technology experience.

Thomas M. Rutledge, 61, was appointed as a director and President and Chief Executive Officer of the Company effective on February 13, 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 34-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (“NCTA”). He served as Chairman of the NCTA from 2008 to 2010, and currently serves on the boards of CableLabs and C-SPAN. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 43, was elected to the board of directors of Charter on November 30, 2009 and as non-executive Chairman of the board on December 1, 2009. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Dish TV India, Ltd. From 2004 to 2013, Mr. Zinterhofer was a director of Central European Media Enterprises Ltd. Mr. Zinterhofer also served as a director of iPCS, Inc. from 2005 to 2009 and a director of Affinion Group, Inc. from 2005 to 2010. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2014, which all but one of the then-current directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2014, the full board of directors held eleven meetings and acted two times by unanimous written consent. In 2014, the board of directors also held four meetings of the independent directors. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2014 with the exception of Mr. Nair who attended 73% of such meetings.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and a Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on our website, www.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our Risk Management Program. The Audit Committee members in 2014 consisted of Messrs. Merritt, Markley and Huseby. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2014 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2014.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company and its subsidiaries. During 2014, the Compensation and Benefits Committee was comprised of Messrs. Conn, Zinterhofer and Maffei. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2014. All members of the Compensation and Benefits Committee were determined by the board of directors in 2014 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met five times in 2014 and executed one unanimous consent in lieu of a meeting.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the corporate guidelines and determining director independence. The Nominating and Corporate Governance Committee members in 2014 were Messrs. Markley, Malone and Jacobson (for a portion of the year). Mr. Jacobson was appointed to the Nominating and Corporate Governance Committee on February 19, 2014. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Governance Committee were determined by the board in 2014 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met three times in 2014.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2014, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2014, this committee executed three unanimous consents in lieu of a meeting.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions referred to it by the board of directors, in consultation with the Company’s legal and financial advisors. The Finance Committee in 2014 consisted of Messrs. Merritt, Maffei and Zinterhofer. The Finance Committee did not meet during 2014.

From time to time, the board of directors may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees created in 2014.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the ten current directors are independent. The Committee has specifically determined that Messrs. Conn, Huseby, Jacobson, Markley, Merritt, Nair and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee also determined that Messrs. Maffei and Malone are independent under the NASDAQ rules; however, their status or relationship with Liberty Broadband, an affiliate and shareholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee further determined that Messrs. Maffei and Malone’s status or relationship with an affiliate of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the President and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by the Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. Candidates should include diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

Pursuant to the Stockholder’s Agreement, Liberty Broadband has the right to designate four directors for election to our board of directors. On May 1, 2013, the board of directors appointed John C. Malone, Chairman of the Board of Liberty Broadband, Gregory B. Maffei, President and Chief Executive Officer of Liberty Broadband, Balan Nair, Executive Vice President and Chief Technology Officer of Liberty Global, Plc. and Michael P. Huseby, Chief Executive Officer of Barnes & Noble, Inc. Subject to Liberty Broadband’s continued ownership of 20% or more of the outstanding shares of Class A common stock of Charter, the Stockholder’s Agreement provides that Liberty Broadband will be entitled to designate up to four persons as nominees for election to Charter’s board of directors at least until January 2016 and that one such designee director (as specified by Liberty Broadband) will serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, the board of directors appointed Mr. Malone to serve on the Nominating and Corporate Governance Committee, Mr. Maffei to serve on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby to serve on the Audit Committee.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see

“Stockholders Proposal for 2016 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals not personally known by the current board members.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, as a non-executive officer, provides guidance to the CEO and presides over meetings of the full board of directors. We could decide to combine these positions in the future.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as with the General Counsel, the Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the corporate guidelines and determining director independence.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

2014 Director Compensation

The non-employee director compensation package in effect for 2014 included an annual retainer of $100,000 in cash or equity. Messrs. Jacobson and Zinterhofer elected the equity in lieu of cash option for their annual retainers in 2014 while the remaining directors received their annual retainers in cash. The non-employee director package also included an annual award of $130,000 in restricted stock for all non-employee directors (except the Chairman of the Board) and an annual award of $280,000 in restricted stock for the Chairman of the Board. In addition to these annual retainers, under the non-employee director compensation plan, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the Nominating and Corporate Governance Committee chair receives $10,000 per year. Each Audit Committee member (including the chair) receives $20,000 per year, each Compensation and Benefits Committee member (including the chair) receives $15,000 per year, each Finance Committee member receives $15,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $10,000 per year.

In accordance with the Stockholder’s Agreement, Messrs. Maffei and Malone do not receive cash or equity compensation in connection with their respective board or committee service. Directors who are employees also do not receive additional compensation for board participation. Mr. Rutledge, Charter’s President, CEO and board member, was the only current director who was also an employee during 2014.

The following table sets forth information regarding the compensation to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	125,000	129,974	254,974
Michael P. Huseby	120,000	129,974	249,974
Craig Jacobson	8,607	229,879	238,486
Gregory B. Maffei(3)	—	—	—
John D. Markley, Jr.	140,000	129,974	269,974
John C. Malone(3)	—	—	—
David Merritt	155,000	129,974	284,974
Balan Nair	100,000	129,974	229,974
Eric Zinterhofer	62,945	379,806	442,751

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. All directors received the annual retainer for 2014. In addition to the annual retainer of $100,000, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee chair and $15,000 for his service as a member of the Compensation and Benefits Committee. In addition to the annual retainer of $100,000, Mr. Huseby received $20,000 for his service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity (see footnote 2 for further information). That election is effective to cover Mr. Jacobson’s annual retainer from April 30, 2014 through April 29, 2015. Further, Mr. Jacobson received cash compensation for his service on the Nominating and Corporate Governance Committee during a portion of the first quarter through the remainder of 2014 equal to $8,607. In addition to the annual retainer of $100,000, Mr. Markley received $20,000 for his service on the Audit Committee, $10,000 for his service as chair of the Nominating and Corporate Governance Committee and $10,000 for his service on the Nominating and Corporate Governance Committee. In addition to the annual retainer of $100,000, Mr. Merritt received $20,000 for his service as chair of the Audit Committee, $20,000 for his service as a member of that committee and $15,000 for his service on the Finance Committee. Mr. Nair received his annual retainer of $100,000 and did not serve on any committees during 2014. Mr. Zinterhofer elected to receive his annual retainer in equity (see footnote 2 for further information). That election is effective to cover Mr. Zinterhofer’s annual retainer from April 30, 2014 through April 29, 2015. Further, Mr. Zinterhofer received a portion of his annual retainer to cover the period from January 1, 2014 through April 29, 2014 equal to $32,945 together with cash compensation for his service on the Compensation and Benefits Committee in 2014 equal to $15,000 and $15,000 for his service on the Finance Committee in 2014.

(2)

Amounts attributed to the annual equity retainer restricted stock grant for all directors (except the Chairman of the Board) vesting one year after the date of grant (May 6, 2015), with a fair value on the date of grant (May 6, 2014) of $129,974 (and $279,901 for the Chairman of the Board also vesting May 6, 2015). As to the equity in lieu of cash retainer stock grant for Messrs. Jacobson and Zinterhofer vesting one year after the date of grant (May 6, 2015), amount attributable to a fair value on the date of grant (May 6, 2014) of $99,905. Messrs. Jacobson and Zinterhofer’s grants will vest one year after the date of grant (May 6, 2015). The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)	As set forth in more detail above, Messrs. Maffei and Malone did not receive cash or equity compensation in 2014 for their board or committee service.

Executive Officers

Our executive officers as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officer Positions

Executive Officers	Position

Thomas M. Rutledge	President, Chief Executive Officer and Director
John Bickham	Chief Operating Officer
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
Thomas E. Adams	Executive Vice President, Field Operations
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Affairs
Donald F. Detampel	Executive Vice President and President, Commercial Services
Richard J. DiGeronimo	Executive Vice President, Product and Strategy
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kathleen Mayo	Executive Vice President, Customer Operations
James Nuzzo	Executive Vice President, Business Planning
Scott Weber	Executive Vice President, Network Operations
Kevin D. Howard	Senior Vice President — Finance, Controller and Chief Accounting Officer

Information regarding our executive officers, other than Mr. Rutledge who serves as a director, is set forth below.

John Bickham, 65, Chief Operating Officer.    Mr. Bickham joined Charter as Executive Vice President and Chief Operating Officer on April 30, 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision Systems Corporation (“Cablevision”) where he was employed from 2004 through November 2011. Mr. Bickham serves on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

Christopher L. Winfrey, 39, Executive Vice President and Chief Financial Officer.    Mr. Winfrey joined Charter as Executive Vice President and Chief Financial Officer on November 1, 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his M.B.A. from the University of Florida.

Thomas E. Adams, 59, Executive Vice President, Field Operations.    Mr. Adams joined Charter as Executive Vice President, Field Operations on October 1, 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 28, 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

James Blackley, 59, Executive Vice President, Engineering and Information Technology.    Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology on October 15, 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision, where he was employed from 1996 through May 2012.

Catherine C. Bohigian, 42, Executive Vice President, Government Affairs.    Ms. Bohigian joined Charter as Executive Vice President, Government Affairs on July 8, 2013. Prior to joining Charter, Ms. Bohigian served as Senior Vice President, Federal Affairs for Cablevision where she was employed from September 2008 through June 2013. Prior to Cablevision from September 2001 to September 2008, Ms. Bohigian worked for the Federal Communications Commission (“FCC”) in various capacities, including Senior Advisor to then-Chairman of the FCC, Kevin Martin. Ms. Bohigian received a B.A. degree from Duke University and a J.D. degree from Harvard Law School.

Donald F. Detampel, 59, Executive Vice President and President, Commercial Services.    Mr. Detampel joined Charter as Executive Vice President and President, Commercial Services in October 2010. Prior to joining Charter, Mr. Detampel served as Senior Vice President, Business Services at Comcast Corporation from March 2010 through August 2010. Prior to that, Mr. Detampel served as an Executive Chairman and director of New Global Telecom, Inc. from May 2008 through February 2010. Mr. Detampel received B.S. degrees, magna cum laude, in mathematics and physics, from St. Norbert College.

Richard J. DiGeronimo, 37, Executive Vice President, Product and Strategy.    Mr. DiGeronimo was appointed to his current position in January 2015 having previously been a Senior Vice President, Product and Strategy since March 2011 and a Vice President of Product Management from 2008 to 2011. Mr. DiGeronimo received a B.B.A. from the Ross School of Business at the University of Michigan.

Richard R. Dykhouse, 51, Executive Vice President, General Counsel and Corporate Secretary.    Mr. Dykhouse has served in his current position since February 2013 having previously been Senior Vice President, General Counsel since 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University School of Law — Indianapolis.

Jonathan Hargis, 58, Executive Vice President and Chief Marketing Officer.    Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer on April 9, 2012. Prior to joining Charter, Mr. Hargis was with Cablevision from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. He served on the board of the Cable & Telecommunications Association for Marketing (“CTAM”) Educational Foundation from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University.

Kathleen Mayo, 56, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations on September 17, 2012. Prior to joining Charter, Ms. Mayo joined Cablevision in 1997 and most recently serving as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and an M.B.A. at Temple University.

James Nuzzo, 53, Executive Vice President, Business Planning.    James Nuzzo joined Charter as Executive Vice President, Business Planning on June 23, 2014. Mr. Nuzzo was previously at Cablevision Systems Corporation from 1986 to December 2013 most recently serving as Senior Executive Vice President, Operations and Business Planning. Mr. Nuzzo received a bachelor’s degree in Business Administration from Hofstra University in 1983.

Scott Weber, 59, Executive Vice President, Network Operations.    Mr. Weber joined Charter as Executive Vice President, Network Operations on June 18, 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision from January 2007 through January 2012. Mr. Weber is a member of Society of Cable Telecommunications Engineers, Institute of Electrical and Electronics Engineers and American Radio Relay League.

Kevin D. Howard, 45, Senior Vice President — Finance, Controller and Chief Accounting Officer.    Mr. Howard has served in his position as Senior Vice President — Finance, Controller and Chief

Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2014, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. Mr. Zinterhofer served as the non-executive Chairman of the Board in 2014.

During 2014: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

ERIC ZINTERHOFER

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers (who are our CEO, Chief Financial Officer, and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

2014 Highlights

During 2014, the Compensation and Benefits Committee maintained its 2013 approach to annual incentives, adopted a new Long-Term Incentive Program and adopted certain policies and guidelines for the Company’s executive officers, including the Named Executive Officers. The Compensation and Benefits Committee’s actions during 2014 included the following:

•

The Compensation and Benefits Committee approved increases in the base salaries of certain executive officers in connection with execution of new employment agreements effective in 2014 following the expiration of the term of their prior two-year-term employment agreements. Of the Named Executive Officers, only Messrs. Winfrey and Hargis received base salary increases in connection with renewal of their employment agreements.

•

The Compensation and Benefits Committee determined to leave the structure of the annual incentive unchanged from 2013 to 2014. Potential payout for corporate performance ranged from 0% to 150% of the target bonus amount depending on the Named Executive Officer’s weighting of their metrics.

•

The Compensation and Benefits Committee adopted a new Long Term Incentive Program consisting of grants of options and restricted stock units which vest in their entirety three years from the grant date. Equity grants under the new program were made in the first quarter of 2014 to participants in the program, including the Named Executive Officers.

•

The Compensation and Benefits Committee recommended that Charter adopt a Compensation Recovery Policy and Stock Ownership Guidelines. In July 2014, Charter’s board of directors followed this recommendation and adopted these policies and guidelines.

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our board of directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Our CEO annually reviews the performance of each of the other Named Executive Officers. He recommends to the Compensation and Benefits Committee salary adjustments, annual cash bonuses and equity incentive compensation applying specific performance metrics that have been approved by the Compensation and Benefits Committee at the beginning of each year for the other Named Executive Officers. The Compensation and Benefits Committee has regularly requested the CEO to be present at Compensation and Benefits Committee meetings where executive compensation and individual performance are discussed and evaluated although the Compensation and Benefits Committee regularly meets in executive session to consider these matters. The CEO is invited for the purpose of providing insight or suggestions regarding executive performance objectives and/or achievements, and the overall competitiveness and effectiveness of our executive compensation program. Although the Compensation and Benefits Committee considers the CEO’s recommendations along with analysis provided by the Compensation and Benefits Committee’s compensation consultants, it retains full discretion to set all compensation for our Named Executive Officers other than the CEO. With respect to the CEO, the Compensation and Benefits Committee recommends the CEO’s compensation to Charter’s full board of directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Compensation Consultant

The Compensation and Benefits Committee has the authority under its charter to directly engage the services of a compensation consultant(s) or other advisors. The Compensation and Benefits Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its compensation consultant. In carrying out its assignments, Semler Brossy interacts with management when necessary and appropriate. Semler Brossy may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation and Benefits Committee in order to confirm alignment with our business strategy and identify data questions or other similar issues, if any. During the year ended December 31, 2014, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Compensation and Benefits Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to competitive markets; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards.

The Compensation and Benefits Committee has determined that there was no conflict of interest between the compensation consultant and the Compensation and Benefits Committee during the year ended December 31, 2014. In reaching this conclusion, consistent with its charter, the Compensation and Benefits Committee considered the factors set forth in NASDAQ Rule 5605(d)(3) regarding compensation advisor independence.

Compensation Philosophy and Objectives

The Compensation and Benefits Committee believes that attracting and retaining well-qualified executives is a top priority. The Compensation and Benefits Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to ensure that our compensation programs are competitive with executive pay levels within the cable, telecommunications, and other related industries that define our competitive labor markets. We seek to uphold this philosophy through attainment of the following objectives:

Pay-for-Performance.    We seek to ensure that the amount of compensation for each Named Executive Officer reflects the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included stockholder value, revenue, Adjusted EBITDA, operating cash flow, operational improvements, capital management, customer satisfaction, and/or such other metrics as the Compensation and Benefits Committee determines is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance in prior years. Compensation payable pursuant to our annual Executive Bonus Plan and our Long-Term Incentive Program is dependent on our performance.

Alignment.    We seek to align the interests of the Named Executive Officers with those of our investors by evaluating executive performance on the basis of the stockholder and financial measurements noted above, which we believe closely correlate to long-term stockholder value creation. The annual cash bonus and long-term incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short-and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over the relevant periods. This rewards executives for performance that enhances our financial strength and stockholder value.

Retention.    We recognize that a key element to our success is our ability to retain a team of highly-qualified executives who can provide the leadership necessary to successfully execute our short-and long-term business strategies. We also recognize that, because of their qualifications, our senior executives are often presented with other professional opportunities, potentially ones at higher compensation levels. It is often difficult to retain talented management, especially when there are several much larger direct business and people competitors. Our retention strategy faces additional challenges in that the skills of our current management team are attractive to many companies inside and outside of the cable industry. The design of our Long-Term Incentive Program, approved in 2014 with grants vesting in their entirety three years from the grant date, in part underscores our focus on retention.

Compensation Peer Group

The Compensation and Benefits Committee examines the Company’s peer group on an annual basis. In order to be included in our compensation peer group, a company generally must be a publicly traded company within the United States and one of the following: (i) a cable or satellite industry company; or (ii) a telecommunications company with revenues of between one-third to three times our size.

Based on these factors, the Compensation and Benefits Committee reviewed our compensation peer group and made no modifications other than due to merger/acquisition activity. The current compensation peer group is:

Compensation Peer Group
BCE Inc. Cablevision Systems Corp. CenturyLink Inc. Comcast Corporation The DIRECTV Group, Inc. Frontier Communications Corp.	Liberty Global, Plc. Telephone and Data Systems Inc. TELUS Corp. Time Warner Cable Inc. T-Mobile US, Inc. Windstream Holdings, Inc.

Pay Levels and Pay Mix

We determine pay levels for executives based on a number of factors, including the individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for peers within Charter, pay levels in the marketplace for similar positions, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits.

To entice our CEO and Chief Operating Officer (“COO”), two cable industry veterans, to our Company, the Compensation and Benefits Committee structured initial pay packages that were above the median of the cable companies in our peer group. A significant portion of their initial equity packages, however, were tied to a substantial improvement in the company’s stock price. These equity awards were designed to only have value to the CEO and COO if substantial value is delivered to stockholders. In establishing compensation levels for the leadership team below the CEO/COO level (leadership team is comprised of executives who report to either the CEO or COO), the Committee takes into consideration that our key competitors for talent within the cable and satellite industry generally are much larger companies than Charter. However, Charter also believes that it is strategically important to retain a leadership team that is as skilled as or more skilled than any leadership team in the industry. To meet this challenge, the Compensation and Benefits Committee provided a higher than competitive long-term incentive program. Total cash compensation, with some variation by role, is managed closely to the median of the peer group. This strategy has resulted in a compensation package heavily weighted towards the equity programs. The Compensation and Benefits Committee believes it is appropriate to position equity programs aggressively since these programs will only have material value if value is created for the stockholders.

Elements Used to Achieve Compensation Objectives

The main components of our compensation program include:

•

Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance designed to provide a base level of compensation stability on an annual basis;

•	Bonus Plans — variable performance-based pay designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary; and

•	Long-Term Incentives — equity awards designed to motivate long-term performance and align executive interests with those of our stockholders.

Details of Each Compensation Element

(1) Base Salary

We set base salaries with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The Compensation and Benefits Committee annually reviews base salary levels for executives, and any changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then-current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets. We review and adjust base salaries to account for: (a) market-competitive increases, (b) individual impact on and contributions to the business performance and company goals, (c) salary increases to align certain levels of responsibility; and (d) company-wide total salary increases. In 2014, only two of our Named Executive Officers received base salary increases in connection with renewal of their employment agreements at the expiration of the term of their prior agreements. Mr. Winfrey received an increase to $651,500 from $566,500 effective on December 31, 2014. Mr. Hargis received an increase to $565,000 from $525,000 effective on April 9, 2014.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Compensation and Benefits Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Compensation and Benefits Committee may also take into account historical compensation, potential as a key contributor as well as special recruiting/retention situations in setting salaries for individual executives above or below the market median. Consistent with our pay philosophy, salary increases are not automatic or the same for each individual, taking into consideration the factors set forth above.

(2) Bonus Plans

2014 Executive Bonus Plan

In 2014, Charter determined bonuses for the Named Executive Officers under the Executive Bonus Plan based on Charter’s (or, if applicable, an employee’s particular operating group’s) performance during 2014 measured against four performance measures. These measures were: total revenue, adjusted EBITDA, service metrics and capital management. Potential payouts under the 2014 Executive Bonus Plan ranged from 0% to 150% of target bonus amounts. Target bonus amounts for our Named Executive Officers ranged from 75% to 175% of 2014 base annual salaries, subject to the terms and provisions of the applicable employment agreements (see “Employment Agreements”).

On February 3, 2015, the Compensation and Benefits Committee determined that Charter’s 2014 performance against the performance measures resulted in bonuses payable to Named Executive Officers in the amount equal to 108.59% of such officer’s target bonus. The 108.59% of target bonuses is based on achievement of each of the 2014 Charter performance measures with reference to the performance goal and weight assigned to each as determined by the Compensation and Benefits Committee in reference to Charter’s business plan and business goals.

The Charter total revenue measure accounted for 30% of the total bonus and was targeted for $708 million of growth for 2014. Charter total revenue growth in 2014 for the purposes of the executive bonus plan was $689 million, resulting in 98.98% attainment of this measure. The Charter adjusted EBITDA measure accounted for 35% of the total bonus and was targeted for $248 million of growth for 2014. Charter adjusted EBITDA growth in 2014 for the purposes of the executive bonus plan was $255 million, resulting in 119.44% attainment of this measure. Due to the unanticipated and extraordinary nature of the costs for preparing for the closing of our transactions with Comcast Corporation, such costs were excluded from the calculation of 2014 adjusted EBITDA growth for the purposes of the 2014 Executive Bonus Plan. Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. The Charter service metrics measure accounted for 25% of the total bonus. The Charter service metrics measure was comprised of truck roll service calls, repeat truck roll service calls, average speed to answer for sales/retention and billing/repair calls, and the average monthly customer churn. The individual service metrics were chosen by management in consultation with the Compensation and Benefits Committee taking into account Charter’s history and business plan as well as customer service goals within our business plan. The Compensation and Benefits Committee set performance targets for each of the Charter service metrics at levels expected by management and the Compensation and Benefits Committee to drive anticipated achievement of those business plan goals. Attainment of the Charter service metrics for the purposes of the executive bonus plan was 92.34% due to increases in truck roll service calls, offset by a lower average monthly customer churn. Total truck roll service calls were higher than expected in 2014 due to completion of the all-digital rollout in 2014. Excess all-digital truck roll service calls above the budgeted all-digital level were excluded from the overall attainment calculation. The Charter capital management measure accounted for 10% of the total bonus and was based on a discretionary assessment by our CEO based on capital expense performance criteria. In making his determination of achievement of the capital management metric, the CEO considers a quantitative evaluation of performance against budget and a qualitative evaluation of capital spend including the cost reductions in customer-premises equipment and the progress of the all-digital transition and product development. The CEO’s determination as to achievement of the capital management metric applied equally across all plan participants. 2014 Executive Bonus Plan payments to our Named Executive Officers are reported in the Non-Equity Incentive Plan compensation column of the Summary Compensation Table due to plan payments being based on the achievement of established and disclosed performance targets together with a discretionary component for capital management, that, as set forth above, was determined based on capital expense performance criteria achievement.

The Compensation and Benefits Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations. The CEO is authorized by the Compensation and Benefits Committee to make discretionary bonus awards of up to 5% of the projected payout. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to the annual bonus plan. For 2014, none of the Named Executive Officers received any portion of this 5% discretionary allocation.

(3) Long-Term Incentives

We designed our Long-Term Incentive Program to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stockholders, and incentivize and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. While the size of the award is ultimately left to the Compensation and Benefits Committee discretion, we generally target grant levels at the median to top quartile of competitive levels.

The 2009 Stock Incentive Plan (the “Stock Incentive Plan”) is an omnibus plan that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock as each term is defined in the Stock Incentive Plan and in the discretion of the Compensation and Benefits Committee. Unless terminated sooner, the Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan. In November 2009, 3,848,393 shares were included in the Stock Incentive Plan and on December 16, 2009, the board of directors approved the inclusion of another 3,848,393 shares. On February 20, 2013, the board of directors approved an amendment to the Stock Incentive Plan to add 6,000,000 shares, which increase was approved by the Company’s stockholders at the 2013 annual stockholders’ meeting.

As of December 31, 2014, 6,181,469 shares remained available for future grants under the Stock Incentive Plan. As of December 31, 2014, there were 260 participants in the Stock Incentive Plan. See the “Summary Compensation Table” below for the awards received by our Named Executive Officers.

The Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Stock Incentive Plan authorizes repricing, no repricing has occurred under the plan to date.

The 2011 LTIP.    In 2011, the Compensation and Benefits Committee of the board of directors adopted a multi-year long term incentive plan (the “2011 LTIP”). The Committee intended that awards made under the 2011 LTIP in 2011 were to cover equity awards for the years 2011 through 2013 with no further grants being made absent special circumstances (i.e. promotions, new hires or relocation incentives). Awards under the 2011 LTIP for the Named Executive Officers included:

•

Time-Vesting Stock Options.    Time-vesting stock option grant agreements provide for options to purchase shares of the Company’s Class A common stock on each vesting date generally divided into a half or a third with each such portion of a grant vesting and becoming exercisable in four equal installments on each of the first four anniversaries of certain specified dates, such as a new employee’s hire date. Messrs. Rutledge, Bickham, Winfrey, Detampel and Hargis were previously granted time-vesting options under the 2011 LTIP in 2011 (as to Messrs. Rutledge, Winfrey and Detampel) and in 2012 (as to Messrs. Bickham and Hargis).

•

Performance-Vesting Stock Options.    Performance-vesting stock option grant agreements provide for options to purchase shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to the occurrence of achievement of set stock price thresholds. Performance-vesting option grants under the 2011 LTIP were made to all of our Named Executive Officers; however the grants that were previously made in 2011 to Messrs. Winfrey and Detampel and in 2012 to Mr. Hargis vested in full prior to December 31, 2014. Messrs. Rutledge and Bickham have options remaining for future vesting under their respective grant agreements subject to achievement of varying stock price thresholds. Mr. Rutledge’s performance-vesting option agreement provides that his options vest in five tranches with stock price thresholds at — $60, $80, $100, $125 and $150. Mr. Bickham’s performance-vesting options vest in four tranches at $80, $100, $125 and $150.

•

Time-Vesting Restricted Stock.    Time-vesting restricted stock grant agreements provide that the grantee may receive shares of the Company’s Class A common stock on a straight vesting schedule with the grant vesting in 25% installments on each of the four anniversaries of the applicable grant or effective date. Grants of time-vesting restricted stock were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with the execution of their respective employment agreements. No other Named Executive Officers received time-vesting restricted stock agreements.

•	Performance-Vesting Restricted Stock. Performance-vesting restricted stock grant agreements provide that the grantee may receive shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to the occurrence of achievement of set stock price thresholds similar to the performance-vesting stock options. Grants of performance-vesting restricted stock were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with execution of their respective employment agreements. Mr. Rutledge’s restricted stock was granted in three tranches with thresholds at $60, $80 and $100 and Mr. Bickham’s restricted stock was granted in two tranches with thresholds at $80 and $100. No other Named Executive Officers received performance-vesting restricted stock agreements.

•

Restricted Stock Units.    Restricted stock unit (“RSU”) award agreements provide that the grantee may receive one share of the Company’s Class A common stock for each RSU following vesting. The grants are generally subject to a straight vesting schedule with the grant vesting in equal parts on each date specified in the executive’s grant agreement. Grants of restricted stock units to Named Executive Officers were made as follows: in 2012 to Mr. Winfrey in connection with his relocation package and in 2012 to Mr. Hargis in connection with execution of his employment agreement. Messrs. Rutledge, Bickham and Detampel did not receive RSU grants under the 2011 LTIP.

The 2014 LTIP.    Effective January 15, 2014, the Compensation and Benefits Committee adopted a new Long-Term Incentive Plan (the “2014 LTIP”). After evaluating the competitive practices of large cable companies, the Company decided to adopt to the practice of making annual grants to its executives. The Committee designed the 2014 LTIP to retain, motivate and attract our executive employees with an industry-competitive level of equity compensation. The award agreements under the 2014 LTIP contain terms similar to previous agreements; except that the awards vest 100% three years following the grant date. Grants made in 2014 under the 2014 LTIP include grants of options and restricted stock units. Grants were made to all of our Named Executive Officers in January 2014 and included a long-term incentive mix of 10% of their target grants in restricted stock units and 90% in stock options all vesting in full three years from the date of the grant in January 2017. Grants were also made to our Named Executive Officers in January 2015 with the same incentive mix of 10% restricted stock units and 90% stock options. These 2015 grants will also vest in full three years from the grant date in January 2018.

Effective January 15, 2014, the Company also revised certain outstanding forms of award agreements, including those of the Named Executive Officers, for grants of stock options and restricted stock units under the 2011 LTIP so that the provisions related to vesting upon termination of employment will be consistent with the 2014 LTIP award agreements. The revisions included expanded termination circumstances for pro-rata vesting eligibility for the following terminations: death, disability and retirement and kept in place pro-rata vesting eligibility for without cause and/or good reason terminations. For more information on the pro-rata vesting of equity under the 2011 LTIP and 2014 LTIP awards held by our Named Executive Officers, see the separation tables that follow.

Timing of Equity Grants

We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates. Grants of options, if made, have an exercise price equal to the average of the high and low stock price on the date of grant.

Other Compensation Elements

The Named Executive Officers participate in all other benefit programs offered to all employees generally.

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the report from the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Stockholder Vote on Say on Pay

At the Company’s 2011 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on Executive Compensation and voted to hold an advisory vote on executive compensation every three (3) years. The Compensation and Benefits Committee agreed with the advisory vote. The advisory vote on executive compensation was held at the 2014 annual stockholders’ meeting. As the board of directors had recommended, the stockholders approved the 2014 executive compensation.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the CEO and the three other most highly compensated executive officers other than the Chief Financial Officer of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Benefits Committee has not adopted a policy that all compensation must be deductible. Stock options granted under our Stock Incentive Plan qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of restricted stock and certain cash payments (such as base salary and discretionary cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap. However, the Executive Bonus Plan is structured to comply with Section 162(m) to obtain all allowable deductions. Attainment of 2014 targets under the Executive Bonus Plan was approved by the 162(m) Committee of the board of directors.

When determining amounts and forms of compensation grants to executives and employees, the Compensation and Benefits Committee considers the accounting cost associated with the grants. We account for stock-based compensation in accordance with accounting standards regarding stock compensation which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under this accounting guidance, grants of stock options, restricted stock, restricted stock units, and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued on the date of the grant and is amortized over the requisite service period, or vesting period of the instruments. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value of the option on the date of the grant, estimated using the Black-Scholes option-pricing model, times the number of options granted. For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations, times the number of stock options or shares of restricted stock granted. The grant date weighted average assumptions used during each of the years ended December 31, 2014 and 2013 were: risk-free interest rate of 2.0% and 1.5%, respectively; expected volatility of 36.9% and 37.8%, respectively, and expected lives of 6.5 years and 6.3 years. Cost of equity of 16.2% was used for the year ended December 31, 2013.

The valuations assume no dividends are paid. Dollar values included in the “Non-Employee Director Compensation Table” and the “Summary Compensation Table” represent the aggregate fair value of all awards granted in 2014 and in prior years.

Stock Ownership, Compensation Recovery and Hedging

Stock Ownership Guidelines

In July 2014, the board of directors adopted Stock Ownership Guidelines applicable to Charter’s outside directors and executive officers, including our Named Executive Officers. The guidelines are based on achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Title	Ownership Multiple
Chief Executive Officer	5X
Chief Operating Officer	3X
Executive Vice President	2X
Other Covered Individuals	1X
Outside Director	3X

Ownership levels will be evaluated annually by management based on: stock beneficially owned outright and 25% of the value of service based restricted stock and restricted stock units that are only subject to service vesting in determining whether a covered individual has met the applicable level. There is no time requirement to meet the guidelines; however, until the minimum level is reached, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests.

Compensation Recovery Policy

In July 2014, the Company’s board of directors also adopted a Compensation Recovery Policy. The policy provides that all executive officers, including the Named Executive Officers, may, under certain circumstances be required to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. There is a three-year look back period for compensation recovery under the policy. The policy applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement; however, the Compensation and Benefits Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if the Compensation and Benefits Committee finds that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

Hedging

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging Company securities.

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers that were identified as such as of December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge President and Chief Executive Officer	2014	1,999,999	—	999,995	8,999,952	3,800,650	304,255	16,104,851
	2013	1,999,999	—	—	—	2,232,965	249,849	4,482,813
	2012	1,756,307	—	—	—	3,301,679	971,328	6,029,314
Christopher L. Winfrey Executive Vice President and Chief Financial Officer	2014	566,500	—	250,067	2,249,988	530,598	12,321	3,609,474
	2013	566,500	—	—	—	271,066	10,556	848,122
	2012	561,423	250,000	522,390	—	448,858	442,534	2,225,205
John Bickham Chief Operating Officer	2014	1,375,001	—	499,998	4,499,976	2,015,702	172,662	8,563,339
	2013	1,375,001	—	—	—	1,184,269	211,338	2,770,608
	2012	872,597	—	12,702,430	4,786,200	1,333,632	403,405	20,098,264
Donald F. Detampel, Jr., Executive Vice President and President Commercial Services	2014	617,999	—	250,067	2,249,988	503,315	—	3,621,369
	2013	617,999	—	—	—	295,708	—	913,707
	2012	612,461	—	—	—	489,663	—	1,102,124
Jonathan Hargis(6), Executive Vice President and Chief Marketing Officer	2014	552,385	—	250,067	2,249,988	460,150	—	3,512,590

(1)

Amounts reported in this column include discretionary and retention bonuses received by the Named Executive Officer, if any, for the applicable fiscal years ended December 31 set forth opposite the executive’s name and position.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants, if any, to each Named Executive Officer during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the closing stock price on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Amounts reported in this column were calculated in accordance with accounting guidance regarding stock compensation and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)	The amounts reported under this column are executive bonus plan payments for each Named Executive Officer under the 2014 Executive Bonus Plan.

(5)

The following table identifies the perquisites and personal benefits received by the Named Executive Officers, identified below, that exceeded $10,000 in the aggregate for the year ended December 31, 2014:

Name	Year	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	2014	302,272	—	690	1,293	—
	2013	246,658	—	1,110	2,081	—
	2012	887,796	—	896	1,680	80,956
Christopher L. Winfrey	2014	2,507	7,793	690	1,293	38
	2013	—	7,365	1,110	2,081	—
	2012	—	4,694	1,110	2,081	434,649
John Bickham	2014	170,630	—	690	1,293	49
	2013	208,147	—	1,110	2,081	—
	2012	377,485	—	640	1,200	24,080

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge and Bickham are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. In addition, Mr. Winfrey was allowed limited personal use of the Company’s aircraft in 2014 for extraordinary circumstances. Amounts reported above for Messrs. Rutledge, Bickham and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with pre-paid hourly flight cards. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Amounts reported in the table above for 2012 also include costs related to Messrs. Rutledge and Bickham commuting from the New York metropolitan area to St. Louis prior to the Company moving its headquarters to Connecticut.

(b)	Amounts reported for 2014 include gross-ups for 2014 service awards to Messrs. Winfrey and Bickham.

(6)	Mr. Hargis was not identified as a Named Executive Officer as of December 31, 2013 or 2012 and, accordingly, compensation data for those years is not included.

2014 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Thomas M. Rutledge	—	—	3,500,000	5,250,000	—	—	—	—
	01/15/2014	—	—	—	7,330	—	—	999,995
	01/15/2014	—	—	—	—	163,576	136.43	8,999,952
Christopher L. Winfrey	—	—	488,625	732,938	—	—	—	—
	01/15/2014	—	—	—	1,833	—	—	250,067
	01/15/2014	—	—	—	—	40,894	136.43	2,249,988
John Bickham	—	—	1,856,250	2,784,375	—	—	—	—
	01/15/2014	—	—	—	3,665	—	—	499,998
	01/15/2014	—	—	—	—	81,788	136.43	4,499,976
Donald F. Detampel, Jr.	—	—	463,500	695,250	—	—	—	—
	01/15/2014	—	—	—	1,833	—	—	250,067
	01/15/2014	—	—	—	—	40,894	136.43	2,249,988
Jonathan Hargis	—	—	423,750	635,625	—	—	—	—
	01/15/2014	—	—	—	1,833	—	—	250,067
	01/15/2014	—	—	—	—	40,894	136.43	2,249,988

(1)

The 2014 LTIP and grants under the Stock Incentive Plan were approved by unanimous written consent of the Compensation and Benefits Committee on December 18, 2014. On January 15, 2014, grants of restricted stock units and stock options were made to all Named Executive Officers.

(2)

These columns show the range of payouts under the 2014 Executive Bonus Plan based on the applicable 2014 performance criteria. These payments were made in 2015 for 2014 performance based on the metrics described in the section titled “2014 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2014 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as options under the 2014 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our Named Executive Officers that remained outstanding as of December 31, 2014.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Thomas M. Rutledge	100,000	(2)	100,000	(2)	—		53.60	12/19/2021		—		—	—		—
	223,400	(3)	—		223,400	(3)	53.60	12/19/2021	(4)
	—		163,576	(5)	—		136.43	01/15/2024		—		—	—		—
	—		—		—		—	—		152,500	(6)	25,409,550	—		—
	—		—		—		—	—		—		—	153,352	(7)	25,551,510
	—		—		—		—	—		7,330	(8)	1,221,325	—		—
Christopher L. Winfrey	51,666	(2)	25,834	(2)	—		55.12	04/26/2021		—		—	—		—
	180,833	(3)	—		—		55.12	04/26/2021		—		—	—		—
	90,000	(9)	—		—		32.70	11/01/2020		—		—	—		—
	—		40,894	(5)	—		136.43	01/15/2024		—		—	—		—
	—		—		—		—	—		2,200	(10)	366,564	—		—
	—		—		—		—	—		1,833	(8)	305,414	—		—
John Bickham	35,000	(2)	35,000	(2)	—		60.46	04/30/2022		—		—	—		—
	70,000	(3)	—		70,000	(3)	60.46	04/30/2022	(11)	—		—	—		—
	—		81,788	(5)	—		136.43	01/15/2024		—		—	—		—
	—		—		—		—	—		50,000	(6)	8,331,000	—		—
	—		—		—		—	—		—		—	66,000	(7)	10,996,920
	—		—		—		—	—		3,665	(8)	610,662	—		—
Donald F. Detampel, Jr.	12,916	(2)	25,834	(2)	—		55.12	04/26/2021		—		—	—		—
	8,750	(9)	—		—		32.52	10/13/2020		—		—	—		—
	—		40,894	(5)	—		136.43	01/15/2024		—		—	—		—
	—		—		—		—	—		1,833	(8)	305,414	—		—
Jonathan Hargis	13,333	(2)	16,667	(2)	—		61.87	04/09/2022		—		—	—		—
	—		40,894	(5)	—		136.43	01/15/2024		—		—	—		—
	—		—		—		—	—		10,000	(10)	1,666,200	—		—
	—		—		—		—	—		1,833	(8)	305,414	—		—

(1)	Based on the closing stock price at December 31, 2014 of $166.62 per share.

(2)

Amounts shown reflect time-vesting options granted under the 2011 LTIP with annual vesting on each anniversary date. Mr. Rutledge will have 50,000 time-vesting options vest on February 13, 2015 and 2016. Mr. Winfrey will have 6,459 time-vesting options vest on April 26, 2015; 12,916 time-vesting options vest on December 31, 2015; and 6,459 time-vesting options vest on December 31, 2016. Mr. Bickham will have 17,500 time-vesting options vest on April 30, 2015 and 2016. Mr. Detampel will have 6,459 time-vesting options vest on April 26, 2015; 12,916 time-vesting options vest on December 31, 2015; and 6,459 time-vesting options vest on December 31, 2016. Mr. Hargis will have 8,333 time-vesting options vest on April 9, 2015 and 8,334 time-vesting options vest on April 9, 2016.

(3)

Amounts shown reflect performance-vesting options granted under the 2011 LTIP. Grants of performance-vesting options vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. Mr. Rutledge will have 18,750 options capable of vesting subject to the attainment of each of the $60, $80 and $100 price per share price thresholds on or after each February 13th of 2015 and 2016. Mr. Rutledge will also have 27,725 options capable of vesting subject to the attainment of each of the $125 and $150 price per share price thresholds on or after each February 13th of 2015 and 2016. All 180,833 options of Mr. Winfrey’s performance-vesting option grant vested prior to December 31, 2014. Mr. Bickham will have 11,250 options capable of vesting subject to the attainment of each of the $80 and $100 price per share price thresholds on or after each April 30th of 2015 and 2016. Mr. Bickham will also have 6,250 options capable of vesting subject to the attainment of each of the $125 and $150 price per share price thresholds on or after each

April 30th of 2015 and 2016. As of December 31, 2014, Mr. Detampel had exercised all of his outstanding performance-vesting options with no further options remaining for future vesting. As of December 31, 2014, Mr. Hargis had exercised all of his outstanding performance-vesting options with no further options remaining for future vesting.

(4)

The expiration date for Tranches I ($60 threshold), II ($80 threshold) and III ($100 threshold) of Mr. Rutledge’s performance-vesting stock options is December 19, 2021. For the remaining tranches in Mr. Rutledge’s performance-vesting stock option grant (Tranche IV ($125 threshold) and Tranche V ($150 threshold)), the option expiration date is the later of: (i) the 5th business day following February 13, 2016 (February 19, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before February 13, 2016, the date on which such transaction is consummated or abandoned but in no event not later than December 19, 2021.

(5)

Amounts shown reflect the three-year cliff vesting options granted to each of the Named Executive Officers under the 2014 LTIP. Grants of three-year cliff vesting options vest 100% on the third anniversary of the grant date. Mr. Rutledge will have 163,576 options vest on January 15, 2017. Mr. Winfrey will have 40,894 options vest on January 15, 2017. Mr. Bickham will have 81,788 options vest on January 15, 2017. Mr. Detampel will have 40,894 options vest on January 15, 2017. Mr. Hargis will have 40,894 options vest on January 15, 2017.

(6)

Amounts shown reflect time-vesting restricted stock granted to Messrs. Rutledge and Bickham under the 2011 LTIP. Grants of time-vesting restricted stock vest in 25% installments on each of the four anniversaries of the applicable date. Mr. Rutledge will have 76,250 shares vest on each February 13th of 2015 and 2016. Mr. Bickham will have 25,000 shares vest on each April 30th of 2015 and 2016.

(7)

Amounts shown reflect performance-vesting restricted stock granted to Messrs. Rutledge and Bickham under the 2011 LTIP. Grants of performance-vesting restricted stock vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $60 price per share price threshold on or after February 13, 2015 and 25,559 shares capable of vesting also subject to the attainment of the $60 price per share price threshold on or after February 13, 2016. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $80 price per share price threshold on or after February 13, 2015 and 25,559 shares capable of vesting also subject to the attainment of the $80 price per share price threshold on or after February 13, 2016. Mr. Rutledge will have 25,559 shares capable of vesting subject to the attainment of the $100 price per share price threshold on or after each February 13th of 2015 and 2016. Mr. Bickham will have 16,500 shares capable of vesting subject to the attainment of each of the $80 price per share price threshold and the $100 price per share price threshold on each April 30th of 2015 and 2016.

(8)

Amounts shown reflect the three-year cliff vesting restricted stock units granted to each of our Named Executive Officers under the 2014 LTIP. These restricted stock units will vest 100% on the third anniversary of the grant date. Mr. Rutledge will have 7,330 restricted stock units vest on January 15, 2017. Mr. Winfrey will have 1,833 restricted stock units vest on January 15, 2017. Mr. Bickham will have 3,665 restricted stock units vest on January 15, 2017. Mr. Detampel will have 1,833 restricted stock units vest on January 15, 2017. Mr. Hargis will have 1,833 restricted stock units vest on January 15, 2017.

(9)

Amounts shown reflect option awards granted to Messrs. Winfrey and Detampel in the year ended December 31, 2010. These option grants vest in equal installments over a four-year period from the grant date. As of December 31, 2014, Mr. Winfrey had 90,000 vested options capable of being exercised from his 2010 option award grant with no further options remaining for vesting. As of December 31, 2014, Mr. Detampel had 8,750 vested options capable of being exercised from his 2010 award grant with no further options remaining for vesting.

(10)

Amounts shown reflect restricted stock units granted to Mr. Winfrey under the 2011 LTIP in connection with his relocation to the New York metropolitan area in 2012 and to Mr. Hargis in connection with the execution of his original employment agreement in April 2012. Mr. Winfrey had 2,200 restricted stock units vest on February 3, 2015. Mr. Hargis will have 5,000 restricted stock units vest on each April 9th of 2015 and 2016.

(11)

The expiration date for Tranches I ($80 threshold) and II ($100 threshold) of Mr. Bickham’s performance-vesting stock options is April 30, 2022. For the remaining tranches in Mr. Bickham’s performance-vesting stock option grant (Tranche III ($125 threshold) and Tranche IV ($150 threshold)), the option expiration date is the later of: (i) the 185th day following April 30, 2016 (November 2, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before April 30, 2016, the date on which such transaction is consummated or abandoned but in no event not later than April 30, 2022.

2014 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2014 for each of the Company’s Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	—	—	152,924	19,479,459
Christopher L. Winfrey(3)	—	—	2,200	302,786
John Bickham(4)	—	—	96,616	13,214,715
Donald F. Detampel, Jr.(5)	245,833	21,149,809	—	—
Jonathan Hargis(6)	30,000	2,233,500	5,000	613,800

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

Mr. Rutledge did not exercise any options during 2014. Mr. Rutledge had 76,674 performance-vesting restricted shares vest on February 13, 2014 and 36,157 shares were withheld on February 13, 2014 to cover taxes at a market value of $127.38 (the average of the high and low trading prices on that day). Mr. Rutledge also had 76,250 time-vesting restricted shares vest on February 13, 2014 and 37,096 were withheld on February 13, 2014 to cover taxes at a market value of $127.38 (the average of the high and low trading prices on that day).

(3)

Mr. Winfrey did not exercise any options during 2014. Mr. Winfrey had 2,200 restricted stock units vest on February 3, 2014 and 764 shares were withheld on February 3, 2014 to cover taxes at a market value of $137.63 (the average of the high and low trading prices on that day).

(4)

Mr. Bickham did not exercise any options during 2014. Mr. Bickham had 33,000 performance-vesting shares vest on April 30, 2014 and 16,056 shares were withheld on April 30, 2014 to cover taxes at a market value of $136.32 (the average of the high and low trading prices on that day). Mr. Bickham also had 25,000 time-vesting restricted shares vest on April 30, 2014 and 12,163 shares were withheld to cover taxes at a market value of $136.32 (the average of the high and low trading prices on that day). Mr. Bickham sold 38,616 shares on May 5, 2014 at a market value of $137.46 (the average of the high and low trading prices on that day).

(5)

Mr. Detampel exercised and sold 26,250 stock options at an exercise price of $32.52 per option on May 21, 2014 at a market value of $138.88 (the average of the high and low trading prices on that day). Mr. Detampel also exercised and sold 38,750 time-vesting options at an exercise price of $55.12 per option on May 21, 2014 at a market value of $138.88 (the average of the high and low trading prices on that day). Mr. Detampel also exercised and sold 61,714 performance-vesting options at an exercise price of $55.12 per option on May 21, 2014 at a market value of $138.88 (the average of the high and low trading prices on that day). Mr. Detampel also exercised and sold 119,119 performance-vesting options at an exercise price of $55.12 per option on May 22, 2014 at a market value of $138.59 (the average of the high and low trading prices on that day). Mr. Detampel did not have any restricted stock or restricted stock unit vesting events in 2014.

(6)

Mr. Hargis exercised and sold 26,666 performance-vesting options at an exercise price of $61.87 per option on April 30, 2014 at a market value of $136.32 (the average of the high and low trading prices on that day). Mr. Hargis also exercised and sold 3,334 time-vesting options at an exercise price of $61.87 per option on April 30, 2014 at a market value of $136.32 (the average of the high and low trading prices on that day). Mr. Hargis also had 5,000 restricted stock units vest on April 9, 2014 and 1,703 shares were withheld to cover taxes at a market value of $122.76 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Employment Agreements

Thomas M. Rutledge

On December 19, 2011, Charter entered into an employment agreement with Thomas Rutledge pursuant to which Mr. Rutledge became the President and Chief Executive Officer of the Company effective February 13, 2012 (the “Rutledge Agreement”). Under the Rutledge Agreement, Mr. Rutledge is to serve as Charter’s President and Chief Executive Officer for a term expiring on February 13, 2016, with Mr. Rutledge entitled to resign for “Good Reason” (as defined in the Rutledge Agreement) if Charter does not renew the term on substantially similar terms and conditions (excluding the grant of equity or equity-based awards) for a one-year period after the end of the initial four-year term. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,000,000 during the term. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 175% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Rutledge is entitled to use the Company jet for such travel and for up to 50 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Christopher L. Winfrey

On March 12, 2015 and effective as of December 31, 2014, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $651,500 per year during the term. He is eligible to participate in the Executive Bonus Plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Winfrey Agreement has an initial term from the effective date through December 31, 2016 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement also contains a two-year non-compete provision and a two year non-solicitation clause.

John Bickham

Effective April 30, 2012, Charter entered into an employment agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as

Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,375,000 per year during the term. Under the Bickham Agreement, Mr. Bickham is to serve as Charter’s Chief Operating Officer for a term expiring on April 30, 2016. He is eligible to participate in the Executive Bonus Plan with a target bonus of up to 135% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Bickham is entitled to use the Company jet for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Donald Detampel

Effective December 10, 2013, Charter and Mr. Detampel entered into an employment agreement (the “Detampel Agreement”). The Detampel Agreement provides that Mr. Detampel be employed in an executive capacity as Executive Vice President and President, Commercial Services with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the Company’s services known as Charter Business. The Detampel Agreement provides that Mr. Detampel shall be employed at a current base salary of $618,000 per year. Mr. Detampel is eligible to participate in the Executive Bonus Plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Detampel Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Jonathan Hargis

Effective April 9, 2014, Charter and Mr. Hargis entered into an employment agreement (the “Hargis Agreement”). The Hargis Agreement provides that Mr. Hargis be employed in an executive capacity as Executive Vice President and Chief Marketing Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, the overall management responsibility for the marketing operations and strategy of the Company. The Hargis Agreement provides that Mr. Hargis shall be employed at a current base salary of $565,000 per year. Mr. Hargis is eligible to participate in the Executive Bonus Plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Hargis Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

The stock price used in the separation tables that follow is based on $166.62 per share — the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2014. The paragraphs that follow each event describe the payments that each Named Executive Officer would have received assuming the applicable termination event occurred on December 31, 2014. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: Named Executive Officers may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements and in the tables that follow. If eligible for severance: Messrs. Rutledge and Bickham will each receive severance equal to two and one-half times their applicable annual base salary and target bonus; Messrs. Winfrey, Detampel and Hargis will each receive severance equal to two times their applicable annual base salary and target bonus.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement payable in accordance with the 2014 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 175% of his annual base salary; Mr. Bickham will receive a target bonus of 135% of his annual base salary; Messrs. Winfrey, Detampel and Hargis will each receive a target bonus of 75% of their annual base salary. See the “2014 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2014 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements with each of the Named Executive Officers, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a Named Executive Officer without good reason and all bonus awards and unvested equity will be forfeited and cancelled effective as of the date of termination. Under the long-term incentive award agreements with our Named Executive Officers, vested options may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. “For cause” is generally defined under our Named Executive Officers’ employment agreements to include: breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; material misrepresentations or concealments from the Company or board of directors; misappropriation of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a negative impact or institution of charges not dismissed within a time certain for crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any securities laws; gross neglect of duty; willful misconduct or recklessness related to duties; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under our employment agreements with Messrs. Rutledge and Bickham, “for cause” includes the foregoing factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. Messrs. Rutledge and Bickham’s employment agreements also include an additional “for cause” factor for a circumstance where the executive is enjoined by a court of competent jurisdiction from performing his employment agreement duties. For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death, Disability or Retirement by the Executive

Under the employment and long-term incentive award agreements with each of our Named Executive Officers, we may be required to make certain payments to, or allow for pro-rata equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability” or in the event of an executive’s retirement from the Company.

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a Named Executive Officer is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age plus years of service equal to 70; provided, however, that the 2012 long-term incentive award agreements (for grants under the 2011 LTIP) for Mr. Bickham contain a different definition of retirement allowing him to resign and claim a retirement at any time entitling him to receive pro-rata portions of his equity. Although none of the Named Executive Officers meet the “rule of 70” retirement qualification, the table that follows assumes that they did as of December 31, 2014.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	3,500,000	25,767,837	34,109,491	63,377,328
Christopher L. Winfrey	—	488,625	894,016	431,323	1,813,964
John Bickham	—	1,856,250	6,426,100	9,965,613	18,247,963
Donald F. Detampel, Jr.	—	463,500	894,016	97,900	1,455,416
Jonathan Hargis	—	423,750	1,353,628	1,012,028	2,789,406

(1)	No severance is payable in the event of a termination based on death, disability or the retirement of any Named Executive Officer.

(2)

Each Named Executive Officer or his or her estate or beneficiaries will be entitled to receive a pro-rata bonus for the performance period ending prior to the date of a death or disability termination event or the effective date of the Named Executive Officer’s retirement.

(3)

All option award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a termination based on death, disability or the executive’s retirement. As to performance-vesting option awards, the pro-rata vesting will remain subject to the achievement of the applicable stock price threshold. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. As of December 31, 2014, of the Named Executive Officers, only Messrs. Rutledge (with stock price thresholds of $60, $80, $100, $125 and $150) and Bickham (with stock price thresholds of $80, $100, $125 and $150) had unvested performance-vesting options remaining for future vesting.

(4)

All restricted stock and restricted stock unit award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a termination based on death, disability or the executive’s retirement. As to performance-vesting restricted stock awards, the pro-rata vesting will remain subject to the achievement of the applicable stock price threshold. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. Of the Named Executive Officers, only Messrs. Rutledge and Bickham were the recipients of performance-vesting restricted stock grants with such grants carrying stock price thresholds of $80 and $100.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a Named Executive Officer’s employment without cause or the executive terminates his or her employment with Charter for good reason all other than in connection with a change in control, Charter will be required to make certain payments to the executive and the executive will be entitled to pro-rata vesting of long-term incentive award grants to the executive.

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

An executive may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our Named Executive Officers, “good reason” includes: a material reduction in base salary, bonus, authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; if within six months following a change in control, the executive has not received an offer of employment from the surviving company for their exact position; or any failure by a successor company to assume the executive’s employment agreement following a change in control.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	3,500,000	25,767,837	34,109,491	77,127,328
Christopher L. Winfrey	2,280,250	488,625	894,016	431,323	4,094,214
John Bickham	8,078,125	1,856,250	6,426,100	9,965,613	26,326,088
Donald F. Detampel, Jr.	2,163,000	463,500	894,016	97,900	3,618,416
Jonathan Hargis	1,977,500	423,750	1,353,628	1,012,028	4,766,906

(1)	All Named Executive Officers are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

All option award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a without cause/good reason termination. As to performance-vesting option awards, the pro-rata vesting will remain subject to the achievement of the applicable stock price threshold. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. As of December 31, 2014, of the Named Executive Officers, only Messrs. Rutledge (with stock price thresholds of $60, $80, $100, $125 and $150) and Bickham (with stock price thresholds of $80, $100, $125 and $150) had unvested performance-vesting options remaining for future vesting.

(4)

All restricted stock and restricted stock unit award grants made to our Named Executive Officers are subject to pro-rata vesting of all unvested equity in the event of a without cause/good reason termination. As to performance-vesting restricted stock awards, the pro-rata vesting will remain subject to the achievement of the applicable stock price threshold. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. Of the Named Executive Officers, only Messrs. Rutledge and Bickham were the recipients of performance-vesting restricted stock grants with such grants carrying stock price thresholds of $80 and $100.

Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason

Under our employment agreements with each of the Named Executive Officers, we may be required to make payments to the executives in the event that, within 30 days before, or 13 months following, the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities (or 50% or greater with regard to certain existing beneficial owners of greater than 10% of our outstanding stock); the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	3,500,000	41,491,462	52,182,385	110,923,847
Christopher L. Winfrey	2,280,250	488,625	4,115,285	671,978	7,556,138
John Bickham	8,078,125	1,856,250	13,616,389	19,938,582	43,489,346
Donald F. Detampel, Jr.	2,163,000	463,500	4,115,285	305,414	7,047,199
Jonathan Hargis	1,977,500	423,750	2,980,663	1,971,614	7,353,527

(1)	All Named Executive Officers are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

All option award grants made to our Named Executive Officers are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to the performance-vesting option awards, in the event of a change in control, all unvested performance-vesting options will vest based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible options and all unvested eligible options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. As of December 31, 2014, of the Named Executive Officers, only Messrs. Rutledge (with stock price thresholds of $60, $80, $100, $125 and $150) and Bickham (with stock price thresholds of $80, $100, $125 and $150) had unvested performance-vesting options remaining for future vesting.

(4)

All restricted stock and restricted stock unit award grants made to our Named Executive Officers are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to performance-vesting restricted stock, in the event of a change in control, all unvested performance-vesting restricted stock will vest based upon the highest price paid per share in the change in control transaction. For the purposes of calculating the amount set forth in the table above, the Company has assumed that all thresholds were met as of December 31, 2014. Of the Named Executive Officers, only Messrs. Rutledge and Bickham were the recipients of performance-vesting restricted stock grants with such grants carrying stock price thresholds of $80 and $100.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 31, 2015 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and Named Executive Officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2)	28,838,718	25.75%
SPO Advisory Corp., John H. Scully and Edward H. McDermott(3)	7,648,448	6.83%
Berkshire Hathaway Inc.(4)	6,198,237	5.53%
Directors and Executive Officers:
W. Lance Conn	8,456	*
Michael P. Huseby	2,223	*
Craig Jacobson	16,333	*
Gregory B. Maffei(5)	—	*
John C. Malone(5)	—	*
John D. Markley, Jr.	36,106	*
David C. Merritt	8,456	*
Balan Nair	2,223	*
Eric L. Zinterhofer	11,323	*
Thomas M. Rutledge(6)	954,319	*
Christopher L. Winfrey(7)	430,460	*
John Bickham(8)	221,000	*
Donald F. Detampel, Jr.(9)	83,825	*
Jonathan Hargis(10)	16,630	*
All executive officers and directors as a group (23 persons)(11)	2,013,337	1.78%

*	less than 1%

(1)

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock. Percentage of beneficial ownership is based on 111,999,749 shares of Class A common stock outstanding as of January 31, 2015. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901.

(2)

Based on the Schedule 13D filed by Liberty Broadband on November 13, 2014. Such reported amount included warrants to purchase 1,083,296 shares of Class A common stock that were fully exercisable as of such date. Such warrants were subsequently exercised on November 17, 2014 based upon the Form 4 Report filed by Liberty Broadband on November 19, 2014. The address of Liberty Broadband is 12300 Liberty Boulevard, Englewood, Colorado 80112. For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholder’s Agreement, see “Certain Relationships and Related Transactions” following this section. In connection with the spin-off of Liberty Broadband from Liberty Media, on October 31, 2014, a wholly-owned special purpose subsidiary of Liberty Broadband entered into two margin loan agreements that are unconditionally guaranteed by Liberty Broadband and secured by Liberty Broadband’s ownership interest in Charter sufficient to meet a loan to value requirement. The margin loans mature October 31, 2017.

(3)

The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G/A dated December 31, 2014 and filed on February 17, 2015. Reported total includes shares beneficially owned by the reporting persons as follows. Sole voting and dispositive power of SPO Partners II, L.P. (“SPO”) as to 7,128,948 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Partners, L.P. (“SPO Advisory Partners”). Sole voting and dispositive power of SPO Advisory Partners as to 7,128,948 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. (“SPO Advisory Corp.”). Sole voting and dispositive power of San Francisco Partners, L.P. (“SFP”) as to 443,600 of the shares reported as beneficially owned is exercised through its sole general partner, SF Advisory Partners, L.P. (“SF Advisory Partners”). Sole voting and dispositive power of SF Advisory Partners as to 443,600 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. Sole voting and dispositive power of SPO Advisory Corp. as to 7,572,548 of the shares reported as beneficially owned is exercised through its three controlling persons, John H. Scully (“JHS”), Edward H. McDermott (“EHM”) and Eli J. Weinberg (“EJW”). Of the shares reported as beneficially owned, 12,300 shares are held in JHS’ individual retirement account which is self-directed and 63,000 shares may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, sole director and executive officer of the Phoebe Snow Foundation, Inc. (“PSF”). Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by JHS solely in his capacity as one of three controlling persons of SPO Advisory Corp. Sole voting and dispositive power of PSF as to 63,000 of the shares reported as beneficially owned is exercised through its controlling person, sole director and executive officer, JHS. Of the shares reported as beneficially owned, 600 shares are held by EHM in his individual retirement account which is self-directed. Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by EHM solely in his capacity as one of three controlling persons of SPO Advisory Corp. Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by EJW solely in his capacity as one of three controlling persons of SPO Advisory Corp. The principal business address of all reporting persons is: 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. SPO, SPO Advisory Partners and SF Advisory Partners are Delaware limited partnerships. SFP is a California limited partnership. SPO Advisory Corp. and PSF are Delaware corporations. JHS, EHM and EJW are all citizens of the United States of America.

(4)

The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G dated December 31, 2014 and filed on February 17, 2015 filed by Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, Nebraska 68131 (“BH”), Warren E. Buffett, 3555 Farnam Street, Omaha Nebraska 68131 (“WB”), National Indemnity Company, 3024 Harney Street, Omaha Nebraska 68131 (“NIC”), GEICO Corporation, One GEICO Plaza, Washington DC 20076 (“GEICO”), Government Employees Insurance Company, One GEICO Plaza, Washington DC 20076 (GEIC”), GEICO Advantage Insurance Company, One GEICO Plaza, Washington DC 20076 (“GAIC”), GEICO Casualty Company, One GEICO Plaza, Washington DC 20076 (“GCC”), GEICO Choice Insurance Company, One GEICO Plaza, Washington DC 20076 (“GCIC”), GEICO Secure Insurance Company (“GSIC”), The Buffalo News Drivers/Distributors Pension Plan, One News Plaza, Buffalo New York 14240 (“BNDDPP”), Buffalo News Editorial Pension Plan, One News Plaza, Buffalo, New York 14240 (“BNEPP”), BNSF Master Retirement Trust, c/o BNSF Railway, 2650 Lou Menk Drive, Fort Worth, Texas 76131 (“BNSF”), Buffalo News Mechanical Pension Plan (“BNMPP”), Buffalo News Office Pension Plan (“BNOPP”), Flight Safety

International Inc. Retirement Income Plan (“FSI”), Fruit of the Loom Pension Trust (“FLPT”), GEICO Corporation Pension Plan Trust (“GCPPT”), General Re Corporation Employment Retirement Trust (“GRCERT”), Johns Manville Corporation Master Pension Trust (JMCMPT”), Benjamin Moore & Co. Revised Retirement Income Plan (“BMCRRIP”) and Lubrizol Master Trust Pension, c/o The Lubrizol Corporation, 29400 Lakeland Blvd., Wickliffe, Ohio 44092 (“LMTP”). The 13G reports as follows: WB and BH have shared voting and dispositive power over 6,198,237 of the reported shares; NIC and GEICO have shared voting and dispositive power over 4,283,955 of the reported shares; GEIC has shared voting and dispositive power over 1,749,392 of the reported shares; GAIC has shared voting and dispositive power over 408,468 of the reported shares; GCC has shared voting and dispositive power over 1,726,829 of the reported shares; GCIC has shared voting and dispositive power over 212,105 of the reported shares; GSIC has shared voting and dispositive power over 187,161 of the reported shares; BNDDPP has shared voting and dispositive power over 6,800 of the reported shares; BNEPP has shared voting and dispositive power over 9,000 of the reported shares; BNSF has shared voting and dispositive power over 804,215 of the reported shares; BNMPP has shared voting and dispositive power over 16,000 of the reported shares; BNOPP has shared voting and dispositive power over 5,000 of the reported shares; FSI has shared voting and dispositive power over 156,067 of the reported shares; FLPT has shared voting and dispositive power over 50,000 of the reported shares; GCPPT has shared voting and dispositive power over 100,000 of the reported shares; GRCERT has shared voting and dispositive power over 317,000 of the reported shares; JMCMPT has shared voting and dispositive power over 100,000 of the reported shares; BMCRRIP has shared voting and dispositive power over 200 of the reported shares; and LMTP has shared voting and dispositive power over 350,000 of the reported shares.

(5)

Mr. Maffei is the President and Chief Executive Officer and Mr. Malone is the Chairman of the Board of Liberty Broadband which beneficially owns 25.75% of our Class A common stock and they each expressly disclaim beneficial ownership of any shares owned by Liberty Broadband.

(6)

Includes: 305,852 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted; 100,000 time-vesting options vested and exercisable; 50,000 time-vesting options exercisable within 60 days of January 31, 2015; 223,400 performance-vesting options vested and exercisable; and 111,700 performance-vesting options exercisable within 60 days of January 31, 2015.

(7)

Includes: 90,000 options vested and exercisable; 2,200 restricted stock units vesting within 60 days of January 31, 2015; and 51,666 time-vesting options and 180,833 performance-vesting options that are vested and exercisable. Also includes 55,000 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.

(8)

Includes: 116,000 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted. Also includes 35,000 time-vesting options and 70,000 performance-vesting options that are vested and exercisable.

(9)	Includes: 8,750 options and 12,916 time-vesting options that are vested and exercisable.

(10)	Includes: 13,333 time-vesting options that are vested and exercisable.

(11)

Includes: options and restricted stock units that are exercisable or eligible to become vested within sixty days of January 31, 2015, and the shares of our Class A common stock beneficially owned described in footnotes (6), (7), (8), (9) and (10).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., Charter’s Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. All of our transactions with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 1, 2013, Liberty Media acquired beneficial ownership of approximately 26.9 million shares of Class A common stock and warrants to purchase approximately 1.1 million shares of Class A common stock in a private transaction involving three stockholders of Charter at a purchase price of approximately $2.6 billion pursuant to a stock purchase agreement dated March 19, 2013 (the “Liberty Transaction”). In connection with such stock purchase, on March 19, 2013, Liberty Media entered into the Stockholders Agreement with Charter. Pursuant to the Stockholder’s Agreement, at the closing of the stock purchase transaction on May 1, 2013, the Charter board of directors appointed four designees of Liberty Media to the Charter board: John C. Malone, Chairman of the Board of Liberty Media, Gregory B. Maffei, President and Chief Executive Officer of Liberty Media, Balan Nair, Executive Vice President and Chief Technology Officer of Liberty Global, Plc. and Michael P. Huseby, then the Chief Financial Officer, and currently the Chief Executive Officer, of Barnes & Noble, Inc. In connection with the distribution of all of the capital stock of Liberty Broadband to stockholders of Liberty Media in a spin off transaction that was completed in November 2014 and also in connection with the consummation of the previously announced reorganization (the “Reorganization”) of Charter in connection with the Transactions Agreement dated April 25, 2014 between Charter and Comcast Corporation, on September 29, 2014 Liberty Media, Liberty Broadband and Charter entered into an amendment to the Stockholder’s Agreement. Pursuant to that amendment, Liberty Media assigned all of its rights and obligations under the Stockholder’s Agreement to Liberty Broadband, Liberty Broadband assumed such rights and agreed to perform all such obligations and Charter consented to such assignment and assumption. As a result, Liberty Broadband was substituted for Liberty Media for all purposes under the Stockholder’s Agreement. Liberty Broadband also acknowledged and agreed that the four designees of Liberty Media serving on Charter’s board of directors would continue in such capacity as designees of Liberty Broadband. The Stockholder’s Agreement also provides that, effective upon the consummation of the Reorganization, Charter will assign all of its rights, liabilities and obligations under the Stockholder’s Agreement to the reorganized Charter and the reorganized Charter will assume all of Charter’s liabilities and obligations under the Stockholder’s agreement. Subject to Liberty Broadband’s continued ownership of 20% or more of the outstanding shares of Class A common stock of Charter, the Stockholder’s Agreement provides that Liberty Broadband will be entitled to designate up to four persons as nominees for election to Charter’s board of directors at least until January 2016 and that one such designee director (as specified by Liberty Broadband) will serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, Mr. Malone serves on the Nominating and Corporate Governance Committee, Mr. Maffei serves on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby serves on the Audit Committee. Liberty Broadband has agreed that, so long as its designees are included in the group recommended by the Nominating and Corporate Governance Committee, it will vote its shares of Class A common stock in accordance with the recommendation of the Nominating and Corporate Governance Committee of the board of directors with respect to the election or removal of directors. Charter can elect, by notice to Liberty Broadband in early January 2016, to terminate the obligation to nominate Liberty Broadband’s designees to the board of directors and, in such event, the standstill provisions noted below will also terminate. Beginning in 2017, Liberty Broadband and Charter will each have an annual right to terminate the board of directors nomination and standstill obligations by delivering notice to the other party of such termination in early January of such year. Subject to certain limited exceptions, Liberty Broadband agreed that it will not, directly or indirectly; acquire voting securities of Charter in excess of 35% prior to the fifth business day of January 2016 and thereafter in excess of 39.99% of the outstanding voting securities of Charter. Liberty Broadband is also subject to certain customary standstill provisions that prohibit it from, among other things, engaging in any solicitation of proxies or consents relating to the election of directors, proposing a matter for submission to a vote of shareholders of Charter or calling a meeting of shareholders of Charter or taking any action or making any public statement not approved by the board of directors to seek to control or influence the management, the board of directors or the policies of Charter. The standstill limitations described above will cease to apply to Liberty Broadband beginning in January 2016 if Charter elects to terminate its obligation to nominate Liberty Broadband’s designees for election at the 2016 annual meeting of stockholders, as described above. In addition, the standstill limitations will cease to apply once Liberty Broadband owns less than 5% of the outstanding Class A common stock and upon termination by either party in 2017 and thereafter as described above.

As part of the emergence from Chapter 11 bankruptcy in 2009, the Company agreed to a Registration Rights Agreement with certain holders of the Company’s Class A common stock which required the Company to file a shelf registration statement with the SEC to provide for a continuous secondary offering of the stock. The original registration statement first became effective in November 2010 and expired in November 2013. The Registration Rights Agreement provides that any holder of securities that wishes to sell stock under the existing shelf registration statement must give the Company five business days’ notice that such holder wishes to sell and that the Company notify the other holders which were party to the Registration Rights Agreement. The Company will be required to file a new registration statement in connection with any such sale.

Charter is aware that Mr. Malone may be deemed to have a 36% voting interest in Liberty Interactive Corp. (“Liberty Interactive”) and is Chairman of the Board, an executive officer position, of Liberty Interactive. Liberty Interactive owns 37.6% of the common stock of HSN, Inc. (“HSN”) and has the right to elect 20% of the board members of HSN. Liberty Interactive wholly owns QVC, Inc. (“QVC”). Charter has programming relationships with HSN and QVC which pre-date the Liberty Transaction. For the year ended December 31, 2014, Charter received payments in the aggregate of approximately $14 million from HSN and QVC as a part of the channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in Charter’s footprint.

Mr. Malone also serves on the board of directors of Discovery Communications, Inc. (“Discovery”) and Charter is aware that Mr. Malone owns 4.5% in the aggregate of the common stock of Discovery and has a 28.9% voting interest in Discovery for the election of directors. In addition, Mr. Malone owns 10.1% in the aggregate of the common stock of Starz and has 45.5% of the voting power. Mr. Maffei is a non-executive

Chairman of the Board of Starz. Charter purchases programming from both Discovery and Starz pursuant to agreements entered into prior to the Liberty Transaction and Messrs. Malone and Maffei joining Charter’s board of directors. Based on publicly available information, Charter does not believe that either Discovery or Starz would currently be considered related parties. The amounts paid to Discovery and Starz represent less than 3% of the total operating costs and expenses for the year ended December 31, 2014.

Charter is aware that Mr. Malone may be deemed to have a 47.3% voting interest in Liberty Media and is Chairman of the board of directors, an executive officer position, of Liberty Media. Liberty Media owns 25.97% of the common stock of Live Nation Entertainment, Inc. (“Live Nation”) and has the right to elect up to two (2) members of its board of directors. Greg Maffei serves as the Chairman of the Board of Live Nation. Live Nation is a customer of Charter’s advertising arm, Charter Media. For the year ended December 31, 2014, Charter received approximately $96,000 in revenue from Live Nation.

Integra Telecom, Inc. (“Integra”) is a data transport services customer of Charter. Searchlight Capital Partners, L.P. (“Searchlight”) owns approximately 35% of Integra. Eric Zinterhofer, Chairman of the Board of Charter, is the founding member of and has an interest in Searchlight and sits on the board of directors of Integra. For the year ended December 31, 2014, Charter received approximately $290,000 in revenue from Integra.

Proposal No. 2: Ratification of the Appointment of Independent Registered

Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2015. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2015.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2014 and 2013, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $4.2 million and $3.6 million, respectively.

Audit-Related Fees

We incurred audit-related fees to KPMG of approximately $0.8 million and $0.3 million during the years ended December 31, 2014 and 2013, respectively. These services were primarily related to accounting and reporting consultation services related to the transactions with Comcast Corporation announced in 2014 and to due diligence related to acquisitions in 2013.

Tax Fees

None.

All Other Fees

We incurred other fees to KPMG of approximately $0.2 million during the year ended December 31, 2014 related to integration advisory support.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2014 and 2013. Each year, including 2014, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2014, the Audit Committee consisted of Messrs. Huseby, Merritt, and Markley. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2014.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2014. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2014.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

DAVID C. MERRITT

MICHAEL P. HUSEBY

JOHN D. MARKLEY, JR.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2014 fiscal year, except for a Form 4 reporting a sale of equity for Richard Dykhouse that was not timely filed by one day when Mr. Dykhouse’s former broker failed to follow normal procedures.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2016 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2016 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 19, 2015. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2016 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 6, 2016 and no later than February 12, 2016. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2014 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2014 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2014 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	W. Lance Conn 02 Michael P. Huseby		03 Craig A. Jacobson		04 Gregory B. Maffei	05 John C. Malone
06	John D. Markley, Jr. 07 David C. Merritt		08 Balan Nair		09 Thomas M. Rutledge	10 Eric L. Zinterhofer
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015.					☐	☐	☐
NOTE: To vote on any other matters properly brought before the stockholders at the meeting.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2015 Notice and Proxy Statement, 2014 Annual Report is/are available at www.proxyvote.com.

CHARTER COMMUNICATIONS, INC. Annual Meeting of Stockholders April 28, 2015 8:30 AM This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, MDT on April 28, 2015, at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side